Exhibit 99.1

Investor Contact:	Media Contact:
Joanne Keates	Todd Evans
Vice President, Investor Relations	Corporate Communications
(714) 444-8551	(714) 445-3066
joanne.keates@mscsoftware.com	todd.evans@mscsoftware.com

MSC.Software Announces Certain

Fourth Quarter and Year End Financial Information

SANTA ANA, Calif. – February 16, 2005 - MSC.Software Corp. (NYSE: MNS), today announced certain financial information for the fourth quarter and year ended December 31, 2004. As previously disclosed, MSC.Software will restate its financial statements for the periods subsequent to December 31, 2000. Since the Company is unable to quantify the exact impact of the restatement on its financial results at this time, the Company can only give limited information regarding its fourth quarter and year end results.

Cash and investments at December 31, 2004 stood at $76.6 million compared to $71.8 million at September 30, 2004 and $48.5 million at December 31, 2003. Cash flow from operations for FY2004 was $35.0 million. Gross accounts receivable were $74.7 million at December 31, 2004.  Days sales outstanding (DSOs) were 88 days at December 31, 2004 this compares to 80 days at September 30, 2004.

During the fourth quarter, operating expenses totaled $47.5 million, including expenses related to the Audit Committee’s independent review of approximately $2.7 million. Net research and development expense totaled $7.8 million compared to $6.4 million in the fourth quarter last year.  In the fourth quarter, capitalized software totaled $2.3 million compared to $3.8 million in the fourth quarter last year.  Sales and marketing expense totaled $20.6 million compared to $22.1 million in the fourth quarter last year. General and administrative expense, including expenses of approximately $2.7 million related to the independent review, totaled $17.5 million compared to $10.4 million in the fourth quarter of last year.  In the fourth quarter total other expenses were $381,000.

For the fiscal year ended December 31, 2004, operating expenses totaled $176.8 million, including total expenses related to the Audit Committee’s independent review of approximately $10 million. Net research and development expense totaled $27.6 million compared to $27.2 million for the fiscal year ended December 31, 2003.  Capitalized software totaled $14.2 million compared to $12.7 million in FY2003.  Sales and marketing expense totaled $78.2 million compared to $79.0 million in FY2003. General and administrative expense, including expenses of approximately $10.2 million related to the independent review, totaled $64.6 million compared to $46.0 million in FY2003.  For FY2004, total other expenses were $1.8 million.

The global sales pipeline, which is the sales management and revenue forecasting tool that tracks potential customer contracts and engagements, grew to $333 million. There is no assurance that the pipeline amounts will result in executed contracts or revenues.  In the fourth quarter, the America’s pipeline rose to $125 million and key software and service transactions were signed with customers including United Technologies, Ford, Delphi, and GM. In Europe, the pipeline rose to $90 million and key software and service engagements were signed with customers including Airbus, Renault, FIAT and Volvo.  In Asia-Pacific, the pipeline totaled $118 million and key software and service contracts were signed with customers including Fuji Photo, Fujitsu Nagano, Seiko Epson and Korean Air.

“MSC delivered solid performance in 2004, supported by the strength of our customer base and the focused efforts of our dedicated employees. I am very pleased to be stepping into this position as we end the year with more than $76 million in cash,” said William Weyand, chairman and CEO, MSC.Software.  “With the independent review complete, we can concentrate on getting the restatements completed and filing our SEC documents.  We have a solid product strategy and a passionate team who are wholly dedicated to making MSC.Software the absolute best company it can be.”

Conference Call

A conference call to discuss fourth quarter results is being held today at 8:30 am PST. This conference call is being Webcast and can be accessed at the following URL: http://www.mscsoftware.com/ir/, or by dialing in to (800) 374-0151 in the U.S. or to (706) 634-4981 for International callers. To participate in the live conference call, use the following conference ID code: 3553723.

An archived version of the conference call will be available at http://www.mscsoftware.com/ir/.  The teleconference replay will be available for 48 hours after the call at: U.S. (800) 642-1687 or Intl. (706) 645-9291 using the conference ID code: 1727485.

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of virtual product development (VPD) products including simulation software and services that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services.  MSC.Software employs more than 1300 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.